Exhibit 99.1

Graham Holdings Company to Acquire Leaf Group Ltd.

ARLINGTON, VA – April 5, 2021 – Graham Holdings Company (NYSE: GHC) announced today that it has entered into an agreement to acquire all outstanding shares of common stock of Leaf Group Ltd. (NYSE: LEAF) at $8.50 per share in an all cash transaction valued at approximately $323 million. Leaf Group, headquartered in Santa Monica, CA, is a consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker).
"At Graham Holdings, we look for businesses that can prosper under our ownership and Leaf Group's collection of marketplace and media brands make for a growing company that can do just that. We're thrilled to partner with Sean (Moriarty) and his team and look forward to driving profitable growth at Leaf Group," said Timothy J. O’Shaughnessy, chief executive officer, Graham Holdings Company.
Sean Moriarty, chief executive officer of Leaf Group, said, “We could not be more pleased to be joining forces with an organization with such a rich history and shared commitment to excellence. Together, we look forward to continuing to build on the strong momentum Leaf Group generated over the past year, with the additional resources and expertise of Graham Holdings helping us further grow the reach of our young brands and innovate for our customers, creators and audiences.”
The transaction is expected to close in June or July of 2021 and is subject to approval of the Leaf Group shareholders, regulatory approval and the satisfaction of other closing conditions.
Forward Looking Statements
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this press release do not constitute guarantees of future performance. Forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “could,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of the Company’s stock. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, the ability to close the announced transaction, the ability to realize the potential benefits of the acquisition, the possibility that the closing of the transaction may be delayed, the outcome of any legal proceedings related to the transaction, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s periodic reports and other filings with the SEC, including the risk factors identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and further disclosures in the Company’s Current Reports on Form 8-K. The forward-looking statements included in this press release are made only as of the date hereof. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

# # #

Contact:	Pinkie Mayfield
(703) 345-6450
Pinkie.Mayfield@ghco.com